CONSULTING AGREEMENT

This Agreement is made and entered into this 1st day of December 2001, by and between Corporate Vision, Inc., an Oklahoma corporation (the "Company"), and Richard D. Tuorto, Sr., an individual (the "Consultant").

WITNESSETH

WHEREAS, the Company has agreed to employ the Consultant and the Consultant has agreed to work for the Company on the terms set forth herein; and

WHEREAS, the Consultant will possess intimate knowledge of the business and affairs (the "Business") of the Company, and the Consultant recognizes that its agreement to terms of this Agreement, particularly the terms pertaining to the nondisclosure of Confidential Information (as hereinafter defined) are conditions to further consulting with the Company.

NOW, THEREFORE, for and in consideration of the mutual exchange of promises herewith, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Title; Responsibilities. The Consultant shall be hired as the Company's VP of Acquisitions, including but not limited to those duties more specifically detailed on Schedule A, attached hereto and incorporated herein by this reference.

    Compensation. For all services rendered by Consultant to the Company, the Consultant shall be entitled to compensation of $210,000 per year. An initial retainer of three (3) months is payable upon execution of this Agreement, thereafter all payments in compensation shall be payable in equal monthly installments of $17,500 per month. At the Company's option, the Company will be entitled to satisfy its obligation to Consultant by the issuing that number of shares of the Company's common stock equal to the net amount due the Consultant for the pay period, divided by 85% of the Average Market Price of the Company's common stock as of the close of business three business days before the date the fee for services are due. The "Average Market Price" shall mean the average closing price of the common stock for the five days prior to the date on which the price is to be calculated. The Company shall only be entitled to issue the Consultant shares of its common stock in lieu of cash if the common stock is registered under the Securities Act of 1933, and comparable state securities laws, and the common stock is eligible for trading on the OTC Bulletin Board, or any recognized national securities exchange.

    Bonus. Consultant shall be entitled, but shall not have the absolute right, to a Bonus, in the amount of $200,000, upon the successful execution of a Contract with Stony's Trucking Co., Inc., with terms and conditions specifically delineated in that certain Letter of Intent dated November ___, 2001, attached hereto as Schedule B and incorporated herein by this reference.

    Term. The term of this Agreement shall be for one (1) year, and shall continue thereafter until terminated by the either party. Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination or expiration, or any obligations of the Consultant to the Company. Unless terminated by either party upon notice to the other party within thirty (30) days of the end of the term of this Agreement, this Agreement will automatically renew for successive terms equal to the initial term of this Agreement.

    Best Efforts. Consultant agrees to devote such business time and use such best efforts in its position and in the performance of its duties as required by this Agreement. During the term of this Agreement, Consultant agrees that it will not perform any activities or services or accept such other consulting employment as would be inconsistent with this Agreement or the relationship between the parties, or would in any way interfere with or present a conflict of interest concerning Consultant's services with the Company. Consultant warrants and represents to the Company that its services hereunder will not constitute a breach of any contract, agreement or obligation of the Consultant to any other party, and the Consultant hereby agrees to indemnify and hold the Company harmless, against any claim or liability arising out of a breach of such representation and warranty, including any attorney's fees incurred by the Company in connection with such a breach.

    Covenants of Consultant. Consultant understands and acknowledges that the Company's ability to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs and other confidential information relating to the Company Business is of the utmost importance to the Company's success, and Consultant further acknowledges that it will develop and learn information in the pursuit of its services hereunder that would be useful in competing unfairly with the Company. In light of these facts and in consideration of the Company's agreement to compensate Consultant on the terms set forth in this Agreement, Consultant covenants and agrees with Company as follows:

      Confidential Information. Consultant shall use his best efforts to protect Confidential Information. During and after association with Company, Consultant will not use (other than for Company) or disclose any of Company's Confidential Information. "Confidential Information" means information, without regard to form, relating to Company's customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the date on which Employee's employment with the Company is terminated (the "Termination Date"). "Person" means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

      Return of Materials. On the Termination Date or for any reason or at any time at Company's request, Consultant will deliver promptly to Company all materials, documents, plans, records, notes, or other papers and any copies in Consultant's possession or control relating in any way to Company's Business.

6. Indemnification. Each party to this Agreement shall indemnify and hold harmless the other from and against any and all obligations, liabilities, damages, costs, and expenses, including reasonable attorneys' fees, which either may incur in connection with or attributable to any litigation that may arise as a result of either party representing and acting on behalf of the other pursuant to this Agreement, except to the extent that either party is found to be grossly negligent or having committed an act of intentional misconduct.

7. Applicable Law; Venue.

    This agreement shall be governed by and under the laws of the State of

Georgia, USA without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.

(b) Any dispute arising under or in any way related to this agreement shall be first submitted to mediation in the State of Georgia in accordance with the rules of the American Arbitration Association.

(c) If suit is brought following completion of mediation or an attorney must be paid by any party to this Agreement to enforce the terms of this Agreement, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy.

8. Severability. If any provision of this Agreement is held invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

9. Termination, Modification, or Waiver. This Agreement cannot be terminated or canceled except as expressly provided. This Agreement may be terminated by either party upon thirty (30) days prior notice and payment for all services rendered through the date of termination. All common stock earned and vested by Consultant may not be canceled. No amendment, alteration, or change to this Agreement shall be effective unless in writing and signed by Consultant and the Company. Failure to exercise any remedy that Consultant may have or any other acquiescence in the default of the Company shall not constitute a waiver of any obligations of the Company.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns.

11. Counterparts. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed to be an original instrument.

12. Authority. All provisions, terms and conditions of this Agreement will be duly consented to, ratified, approved, and adopted by the Board of Directors of the Company, and appropriate authority has been delegated to the undersigned officer of the Company to execute this Agreement.

13. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

14. Gender and Number. Where the context so requires, the masculine gender shall be construed to include the feminine and/or neuter and vice versa, and the singular shall be construed to include the plural and the plural the singular.

15. Future Acts. The parties agree to execute and deliver such documents and perform any acts which are or may become necessary to effectuate and carry out the purposes of this Agreement.

16. Integration. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements, arrangements and policies between the parties with respect to the subject matter hereof.

17. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be furnished either by personal delivery, overnight mail or by certified mail, return receipt requested, to the principal office address of the party to whom such notice is being sent.

Official Addresses: Richard D. Tuorto, Sr. Corporate Vision, Inc.

255 Mill Spring Road 3540 E. 31st Street, Suite 1

Ehrhardt, SC 29081 Tulsa, OK 74135

IN WITNESS WHEREOF, the parties have executed, sealed and delivered this Agreement as of the date first above written.

CORPORATE VISION, INC. RICHARD D. TUORTO, SR.

By: By:

Its: TaxId:

SCHEDULE A

Consultant will provide services and or consult with and assist the Company in the following manner and areas:

  Assist the Company in identifying acquisition candidates for the purpose of merger, reverse merger, asset purchase, stock purchase, joint venture, and the like;

  Assist the Company in its initial Due Diligence pursuant thereto, including but not limited to, gathering and presenting information and materials related to the following:

    Financial Statements for last three complete fiscal years;

    Federal, state and local tax returns for the last three years;

    Articles of Incorporation;

    Corporate Bylaws and minutes for the last three years;

    Long-term sales agreements;

    Notes Payable, mortgage loans or other debt;

    Bank letters of credit;

    Real estate leases and other significant leases;

    Union contracts;

    Commission and Employment agreements;

    Insurance policies;

    Licenses and Permits;

    Joint venture or partnership agreements;

    Pension or profit sharing plans;

    Bank statements and reconciliation's for the last twelve months;

    Accounts Receivable Aging Reports as of the past three fiscal quarters;

    Fixed Asset Listing including dates acquired, cost, depreciation methods, and accumulated depreciation;

    Aged Accounts Payable Trial Balance by vendor;

    Detailed Income and Cash Flow Statements for the last twelve months;

    Stockholder's List;

    Policies and Procedures Manual;

    Billing Registers for the last twelve months; and

    Most recent Payroll Register.

  Once prepared by the Company, assist the Company to coordinate and deliver for execution any and all applicable Letters of Intent, Memorandum of Understanding, and the like; and

  Assist the Company to provide and facilitate the transition of its Legal and Accounting staff associated with the contemplated business venture, however the case shall be.

SCHEDULE B

(Stony's Letter of Intent, dated November ___, 2001)